Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FIRST QUARTER 2005 EARNINGS

May 10, 2005: Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $4,689,000, or $.31 per share, on operating revenues of $27,661,000 for the first quarter of 2005. This compares to net income of $4,397,000, or $.29 per share, on operating revenues of $27,446,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that the 6.6% increase in earnings was attributable for the most part to increased investment earnings recorded from the Company’s limited partner interests in three wireless partnerships.

Mr. Brown reported that operating revenues increased $215,000, or 0.8%, during first quarter 2005 as compared to first quarter 2004. He said the Company’s ability to continue to effectively penetrate its Competitive Local Exchange Carrier’s (CLEC) edge-out markets and the further expansion of its broadband service offerings were primarily responsible for the revenue increase. This ability to grow end-user customer revenues was offset in large part by decreases in the Company’s access revenues. In this regard, Mr. Brown explained that access revenues were negatively impacted by the phase down of the Company’s CLEC interstate access rates pursuant to the Federal Communication Commission’s (FCC) Access Charge Reform Order, decreases in effective rates charged for wireless traffic and a decrease in revenues realized from the National Exchange Carrier Association (NECA) pooling arrangements in which the Company’s Incumbent Local Exchange Carrier (ILEC) participates. Mr. Brown also noted that telecommunication equipment sales were $290,000 lower in first quarter 2005 as compared to first quarter 2004.

Operating expenses for first quarter 2005 increased $524,000, or 2.6%, over the comparable prior year period. Mr. Brown reported that the increase in operating expenses was predominately due to increases in the direct costs associated with the growth in access lines and access line equivalents, such as fees paid for leasing unbundled network elements in the portions of the CLEC edge-out markets that the Company does not wholly provision over its own facilities and fees paid to terminate the increased local, toll and Internet traffic generated by the Company’s growing customer base. In addition, depreciation expense increased as a result of a 4.3% increase in the Company’s depreciable asset base over the prior year comparable period.

Other income (net) for the first quarter of 2005 improved $789,000 from the prior year period due principally to a $516,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships). In addition, the Company benefited from a $190,000 increase in interest income earned on higher cash and temporary investment balances and a $75,000 decrease in interest expense as a result of the Company’s continued debt reduction.

Turning to operations, Mr. Brown reported that as of March 31, 2005, the Company had a total of 71,828 access lines in its ILEC territory, 59,370 CLEC access line equivalents (including 2,414 DSL subscribers) and a total of 12,544 DSL subscribers across all subsidiaries. He noted that although ILEC access lines had decreased 2.9% over the past twelve-month period ended March 31, 2005, total CLEC access line equivalents and consolidated DSL subscribers had grown 15.9% and 20.1%, respectively, over that same twelve-month period. Mr. Brown

North Pittsburgh Systems, Inc.

Reports First Quarter 2005 Earnings

concluded his remarks by stating that one of the greatest strengths the Company has shown over the past several years is its stability in the constantly changing telecommunications environment. This stability is displayed not only in the earnings of the Company, but also in its ability to pay significant dividends, maintain one of the strongest balance sheets in the industry and fortify long-term relationships with its customers.

North Pittsburgh Systems, Inc. has total assets of $156 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance, business phone systems and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom).

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005.

North Pittsburgh Systems, Inc.

Reports First Quarter 2005 Earnings

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended March 31
	2005	2004*
Total operating revenues	$27,661	$27,446
Total operating expenses	20,848	20,324

Net operating income	6,813	7,122
Other income, net	1,147	358

Income before income taxes	7,960	7,480
Provision for income taxes	3,271	3,083

Net income	$4,689	$4,397

Common shares outstanding	15,005	15,005

Basic and diluted earnings per share	$.31	$.29

Dividends per share	$.18	$.18

	March 31 2005	Dec. 31 2004
Cash and temporary investments	$44,006	$42,569
Total assets	156,013	155,500
Total debt	23,911	24,682
Total shareholders’ equity	88,844	86,861

*	Certain prior year operating revenues and expenses have been reclassified to conform to the current year’s presentation. These reclassifications did not affect the net operating income or net income amounts.